Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form S-1 Registration Statement of our report dated April 30, 2026, relating to our audit of the financial statements of Alternative Ballistics Corporation as of December 31, 2025 and 2024, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC

The Woodlands, Texas
October 13, 2026